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                                                                    EXHIBIT 99.1


IMMEDIATE RELEASE          Contact:  Jenny Haynes
                                     Vice President, Investor and Corporate
                                     Communications
                                     (214) 245-3164

ODYSSEY HEALTHCARE NAMES HOFFPAUIR CHIEF OPERATING OFFICER

         DALLAS, TEXAS (Sept. 22, 2003)--Odyssey HealthCare, Inc. (Nasdaq:
ODSY), one of the largest providers of hospice care in the United States, today announced it has promoted Deborah A. Hoffpauir, currently senior vice president of operations, to senior vice president and chief operating officer effective Oct. 1, 2003.

         Ms. Hoffpauir will assume the role of chief operating officer from David C. Gasmire, co-founder of Odyssey and presently president and chief operating officer. As previously announced, Mr. Gasmire will assume the position of president and chief executive officer effective Jan. 1, 2004. Also, on Jan. 1, 2004, Richard R. Burnham, co-founder and presently chairman and chief executive officer, will relinquish his role as chief executive officer but will remain chairman of the board.

         Ms. Hoffpauir joined Odyssey in 1997 as a regional vice president and was promoted to senior vice president of operations in 2002. She had previously served as national director of hospice operations for Horizon Healthcare, a long-term care company.

         "Ms. Hoffpauir has played a significant role in the success of Odyssey," said Mr. Gasmire. "Her management skills, hospice experience and leadership abilities have been invaluable, and I look forward to working with her to continue to extend Odyssey's care into more communities and grow our existing programs."

         Based in Dallas, Tex., Odyssey HealthCare is one of the largest providers of hospice care in the United States in terms of both average daily census and number of locations. The company currently has 62 Medicare-certified hospice programs in 28 states. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and addressing the psychosocial and spiritual needs of patients and their families.

         Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on current management expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking

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statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions and the disclosure contained under the heading "Some Risks Related to Our Business" in "Item 1. Business" of Odyssey's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management's views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.


                                       END